Exhibit 23.6

Consent of Karl Swanson
I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and the information derived from, the technical report titled “Preliminary Feasibility Study for the Midas Mine, Elko County, Nevada” dated April 2, 2015, effective August 31, 2014 (the “Technical Report”).
I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name and the information derived from the Technical Report, which are included in the Annual Report on Form 10-K.

Dated: March 23, 2017

/s/ Karl Swanson